Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES FINANCIAL RESULTS FOR THE FISCAL YEAR 2011

Net Income For Fiscal Year 2011 Increases 18.5%

Conference Call Scheduled For Friday, February 24, 2012 at 10:00 a.m. Central Time

ARMSTRONG, IOWA, February 22, 2012 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery, announced its financial results for the fiscal year ended November 30, 2011. Additionally, the Company has scheduled a conference call Friday, February 24, 2012 at 10:00 a.m. Central Time to discuss the results and other information material to the Company’s business.

What: Art’s Way Manufacturing Fiscal Year 2011 Financial Results Conference Call

When: Friday, February 24, 2012 - 10:00 a.m. Central Time

How: Live via phone by dialing 800-624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Carrie Majeski, President and Chief Executive Officer, and J. Ward McConnell, Jr., Chairman of the Board of Art’s Way Manufacturing, will be leading the call and discussing fiscal year 2011 financial results, the current state of the Company’s operations and the long-term outlook for the balance of 2012.

Highlights:

•	Net income for fiscal year 2011 increases 18.5%.
•	Earnings per diluted and basic share for fiscal year 2011 were $0.31, a $0.05 increase from fiscal year 2010.
•	As of February 14, 2012, consolidated gross order back log was approximately $21,000,000, an increase of 41% over last year.

	For the Fiscal Year Ended November 30 (Consolidated)
	2011	2010	Change
Net Sales	$27,619,760	$28,951,378	-4.6%
Operating Income	$1,929,764	$1,895,028	1.8%
Net Income	$1,248,895	$1,053,497	18.5%
EPS (Basic)	$0.31	$0.26	19.2%
EPS (Diluted)	$0.31	$0.26	19.2%
Weighted Average Shares Outstanding:
Basic	4,018,196	3,993,337
Diluted	4,049,268	4,011,754

Revenue: Total revenue decreased 4.6%, from $28.9 million in fiscal year 2010 to $27.6 million in fiscal year 2011. This was mainly due to decreased revenues from Art’s Way Scientific, which continued to be impacted by economic conditions and fluctuations in government funding during fiscal year 2011.  Total net revenue from Art’s Way Manufacturing increased 9.9% from fiscal year 2010 to 2011.

Income: Total Operating income increased from $1,895,000 in fiscal year 2010 to $1,930,000 in fiscal year 2011, while net income for the fiscal year ended November 30, 2011 increased from $1,053,000 to $1,249,000, an increase of 18.5%. The increase was primarily attributable to higher net sales and operating income in our agriculture segment.

Earnings per Share: Earnings per diluted and basic share for the fiscal year ended November 30, 2011 were $0.31, an increase of $0.05 from the fiscal year 2010 earnings per diluted and basic share.

J. Ward McConnell, Jr., Chairman of the Board, said, “This past fiscal year has been challenging for the Company. Art’s Way Manufacturing and Art’s Way Vessels continued to show sales revenue improvements. Art’s Way Scientific unfortunately, continued to be impacted by lingering economic volatility.

“Art’s Way Manufacturing sales revenue was up nearly 10% due to sales increases in grinder mixers, land maintenance, and potato harvester equipment.  Service part sales increased by 8.8% from 2010. Art’s Way Vessels net sales were up over 17%. Art’s Way Scientific had a decrease in net sales by 53%. Yet, the Company as a whole had a net income increase of 18.5%.

 “As for Art’s Way Scientific, we saw improvement in this segment’s sales activity and backlog during late 2011 and, in January 2012, announced a $7 million order for a modular building complex. We anticipate sales will improve during the 2012 fiscal year.

“Additionally, I believe our consolidated balance sheet indicates a strong financial position.  During fiscal year 2011, we decreased our current liabilities by 25.8%, and long-term liabilities by 6.6% for a total decrease of approximately $2 million.

“I am very enthusiastic about our future in 2012. Based on a recent market survey of farmers, bankers and analysts, we expect that high 2012 corn prices will prompt farmers to plant the biggest corn crop since World War II.

“Very healthy farm income has encouraged farmers to purchase new equipment and to expand operations and this bodes well for Art’s Way Manufacturing. I believe the Company is entering 2012 with excellent momentum and we are well positioned to aggressively move forward into 2012 and beyond.

“I want to thank all of our dedicated and hard working employees and our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

Investors and shareholders are invited to send their email to jim@jdcreativeoptions.com to be added to the Company’s email database for future news releases.

For More Information, Contact:	Jim Drewitz, Investor Relations 830-669-2466 jim@jdcreativeoptions.com www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectation that demand for farming equipment will increase; (ii) our beliefs about our financial position; (iii) our expectations relating to sales and backlog for Art’s Way Scientific; and (iv) our belief that we are well-positioned for market opportunities, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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